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                                                                      Exhibit 5







                                December 18, 2001


Barr Laboratories, Inc.
Two Quaker Road
Pomona, New York 10970

Gentlemen:

                  We have acted as counsel for you in connection with the registration on Form S-8 of the offer and sale of up to an additional 200,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Barr Laboratories, Inc. (the "Company") pursuant to the Company's 1993 Stock Incentive Plan (the "Plan"). We have examined all statutes, corporate records and documents which we have deemed necessary for the purposes of this opinion.

                  Based on the foregoing, it is our opinion that:

                  1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of New York.

                  2. The issuance and sale of the Shares has been duly authorized by all necessary corporate action.

                  3. All Shares issued pursuant to the Plan will, upon payment of the purchase price therefor, be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Winston & Strawn

                                            WINSTON & STRAWN


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